Exhibit 99.1

FOR IMMEDIATE RELEASE

February 10, 2014

Owens & Minor Reports 4th Quarter & Full-Year 2013

Financial Results

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter and full-year ended December 31, 2013, including the following highlights:

•	Consolidated annual revenue growth and adjusted EPS met targeted guidance for 2013

•	Adjusted consolidated net income was $1.90 per diluted share for 2013 and $0.52 for the quarter

•	4Q 2013 adjusted consolidated operating earnings (non-GAAP) improved by more than $11 million

•	The Domestic segment achieved revenue growth for the second consecutive quarter

•	The International segment reported positive fourth quarter operating earnings

For the quarter ended December 31, 2013, the company reported consolidated quarterly revenues of $2.32 billion, an increase of 1.1% when compared to the fourth quarter of 2012. For the fourth quarter of 2013, net income increased 12% to $27.9 million, or $0.44 per diluted share, when compared to the same period last year. For the fourth quarter, adjusted net income (non-GAAP), which excludes after-tax charges of $5.0 million for acquisition-related and exit and realignment activities, was $33.0 million, or $0.52 per diluted share, an increase of 26% when compared to the fourth quarter of 2012.

Consolidated operating earnings for the fourth quarter of 2013, were $50.9 million, improved by $5.9 million, or 13.1%, when compared to operating earnings for the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the fourth quarter of 2013 were $58.0 million, or 2.50% of revenues, increased $11.2 million, in comparison to last year’s fourth quarter results. Since the fourth quarter of 2012, quarterly adjusted operating earnings (non-GAAP) have improved sequentially in each of the four consecutive quarters.

“During 2013, our teams in the U.S., Europe and Asia collaborated to achieve a successful outcome for the year,” said Craig R. Smith, chairman & chief executive officer of Owens & Minor. “Our teammates are creating a faster, more flexible Owens & Minor that is well-equipped to pursue emerging opportunities. Looking ahead, we intend to capitalize on the investments we have made in the company to capture new market opportunities, operate more efficiently and provide our healthcare customers with the best logistics’ solutions in healthcare.”

In completing a year-end review of customer contracts in the International segment, the company has revised the presentation of a portion of its International segment revenues from a gross to a net basis, after determining that this presentation is more representative of the customer arrangement. This change resulted in reductions of gross revenues of approximately $30 million to $35 million per quarter for the fourth quarter of 2012 and each of the first three quarters of 2013. As a result of this revised classification, International segment revenues were $105 million for the fourth quarter of 2013 compared to $96.3 million for the same period last year, and were $384 million for 2013 compared to $137 million for 2012. This change did not affect gross margin, operating earnings or net income, and had an immaterial impact on consolidated revenues reported for 2012 and the first three quarters of 2013. The International segment consists of Movianto, a leading European healthcare logistics provider, which was acquired by Owens & Minor on August 31, 2012.

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2013 Annual Results

For the year ended December 31, 2013, consolidated revenues were $9.07 billion, an increase of $203 million, or 2.3%, when compared to 2012 revenues. The International segment contributed $384 million in revenues for 2013 and $137 million for 2012, which represented four months of revenue contributions. Net income for 2013 improved 1.7% to $111 million, or $1.76 per diluted share, in comparison to net income of $109 million, or $1.72 per diluted share, in the same period last year. For the year, adjusted net income (non-GAAP), which excludes after-tax charges of $8.9 million for acquisition-related and exit and realignment activities, was $120 million, or $1.90 per diluted share, an increase of 2.2% in comparison to last year’s results.

Consolidated operating earnings for 2013 improved slightly to $198 million, or 2.18% of revenues, compared to operating earnings of $197 million, or 2.22% of revenues, for the same period of 2012. Adjusted operating earnings (non-GAAP) for 2013 were $211 million, or 2.32 % of revenues, increased 1.7% when compared to adjusted operating earnings of $207 million, or 2.33% of revenues, for the same period last year.

Asset Management

The balance of cash and cash equivalents was $102 million at December 31, 2013. For the year, the company reported cash provided by operating activities of $141 million compared to $219 million in the same period last year. Asset management metrics for the quarter were positive with consolidated days sales outstanding (DSO) of 22.1, as of December 31, 2013, compared to DSO of 20.8 days for the same period last year. Consolidated inventory turns were 10.4 for 2013 versus inventory turns of 10.1 for 2012.

Segment Results

Domestic segment revenues for the fourth quarter of 2013 were $2.21 billion, improved modestly from revenue of $2.20 billion. For 2013, Domestic segment revenue experienced a slight decline to $8.69 billion, when compared to the prior year. Domestic revenue growth was impeded by ongoing market trends, including lower rates of healthcare utilization and reduced government spending, as well as the company’s continued rationalization of smaller, less profitable healthcare provider customers and suppliers. Despite these market challenges, the Domestic segment achieved year-over-year and sequential revenue growth for both the third and fourth quarters of 2013.

For the fourth quarter of 2013, Domestic segment operating earnings were $56.6 million, an increase of $5.0 million when compared to same period of 2012. Quarterly operating earnings, when compared to the prior year, benefitted from certain strategic initiatives, including growth in fee-for-service business. In addition, $2.0 million in legal expenses and loss contingencies associated with California-specific litigation and compensation and benefits requirements in 2012 did not recur in 2013. During the quarter, certain exit and realignment activities designed to optimize the company’s Domestic operations were accelerated; these activities were associated with closing certain U.S.-based distribution and logistics centers, and offsite warehouses. For the full year, Domestic segment operating earnings were $212 million for 2013 and 2012, representing 2.44% and 2.43% of segment revenues respectively for each year. In addition to factors affecting fourth quarter results, annual operating earnings benefitted from certain California municipal sales tax incentives and supplier price changes in the first half of the year, offset by increases in healthcare costs, workers’ compensation and other administrative expenses.

For the International segment, quarterly revenues increased 8.6% to $105 million and were $384 million for the first full year as part of Owens & Minor. For the fourth quarter of 2013, the International segment had operating earnings of $1.4 million, representing a $6.2 million increase over fourth quarter of 2012.

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For the full-year 2013, the International segment narrowed its operating losses by $4.0 million to $1.4 million. The comparative improvement for 2013 resulted from increased utilization of network capacity, continued growth, and diminishing reliance on transition services from the former parent company. During the second half of 2013, the International segment also benefitted from seasonally stronger customer activity.

2014 Outlook

The company reiterated the following financial guidance for 2014, which was originally issued at its December 2013 Investor Day:

For 2014, the company is targeting revenue growth of up to 2% and adjusted net income per diluted share of $1.95 to $2.05 for the year, which excludes exit and realignment and transaction-related costs.

Upcoming Investor Relations Events

Owens & Minor will participate in the following investor conferences in the first quarter of 2014; webcasts of executive presentations will be available on www.owens-minor.com

•	Leerink Swann Global Healthcare Conference 2014; February 12; New York

•	Citi 2014 Global Healthcare Conference; February 26; New York

•	Barclays Capital 2014 Global Healthcare Conference; March 13; Miami

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor’s management team will conduct a conference call for investors on Tuesday, February 11, 2014, at 8:30 a.m. Eastern. The access code for the conference call, international dial-in and replay is #40287606. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national provider of distribution and logistics services to the healthcare industry and a leading European provider of logistics services to pharmaceutical, life-science, and medical-device manufacturers. With a diverse product and service offering and facilities throughout the United States and Europe, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also

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provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2013	2012
Net revenue	$2,318,524	$2,294,208
Cost of goods sold	2,027,261	2,023,434

Gross margin	291,263	270,774
Selling, general and administrative expenses	222,043	211,415
Acquisition-related and exit and realignment charges	7,049	1,717
Depreciation and amortization	13,239	12,420
Other operating expense (income), net	(2,002)	181

Operating earnings	50,934	45,041
Interest expense, net	3,263	3,422

Income before income taxes	47,671	41,619
Income tax provision	19,729	16,685

Net income	$27,942	$24,934

Net income per common share:
Basic	$0.44	$0.40
Diluted	$0.44	$0.39

	Twelve Months Ended December 31,
	2013	2012
Net revenue	$9,071,532	$8,868,324
Cost of goods sold	7,954,457	7,943,670

Gross margin	1,117,075	924,654
Selling, general and administrative expenses	863,656	682,595
Acquisition-related and exit and realignment charges	12,444	10,164
Depreciation and amortization	50,586	39,604
Other operating expense (income), net	(7,694)	(4,462)

Operating earnings	198,083	196,753
Interest expense, net	13,098	13,397

Income before income taxes	184,985	183,356
Income tax provision	74,103	74,353

Net income	$110,882	$109,003

Net income per common share:
Basic	$1.76	$1.72
Diluted	$1.76	$1.72

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$101,905	$97,888
Accounts and notes receivable, net	572,854	537,335
Merchandise inventories	771,663	763,756
Other current assets	279,510	231,264

Total current assets	1,725,932	1,630,243
Property and equipment, net	191,961	191,841
Goodwill, net	275,439	274,884
Intangible assets, net	40,406	42,313
Other assets, net	90,304	75,117

Total assets	$2,324,042	$2,214,398

Liabilities and equity
Current liabilities
Accounts payable	$643,872	$603,137
Accrued payroll and related liabilities	23,296	25,468
Deferred income taxes	41,613	42,107
Other current liabilities	280,398	254,924

Total current liabilities	989,179	925,636
Long-term debt, excluding current portion	213,815	215,383
Deferred income taxes	43,727	36,269
Other liabilities	52,278	63,454

Total liabilities	1,298,999	1,240,742
Total equity	1,025,043	973,656

Total liabilities and equity	$2,324,042	$2,214,398

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended
	2013	2012

Operating activities:
Net income	$110,882	$109,003
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	50,586	39,604
Share-based compensation expense	6,381	5,697
Deferred income tax expense	3,713	1,060
Provision for losses on accounts and notes receivable	787	1,004
Changes in operating assets and liabilities:
Accounts and notes receivable	(38,645)	27,161
Merchandise inventories	(7,064)	58,734
Accounts payable	47,374	(18,694)
Net change in other assets and liabilities	(32,337)	(4,490)
Other, net	(1,123)	(573)

Cash provided by operating activities	140,554	218,506

Investing activities:
Acquisition, net of cash acquired	—	(155,210)
Additions to computer software and intangible assets	(32,010)	(29,131)
Additions to property and equipment	(28,119)	(9,832)
Proceeds from the sale of property and equipment	3,051	3,298

Cash used for investing activities	(57,078)	(190,875)

Financing activities:
Cash dividends paid	(60,731)	(55,681)
Repurchases of common stock	(18,876)	(15,000)
Financing costs paid	—	(1,303)
Proceeds from exercise of stock options	5,352	4,986
Excess tax benefits related to share-based compensation	898	1,293
Other, net	(8,623)	(2,710)

Cash used for financing activities	(81,980)	(68,415)

Effect of exchange rate changes on cash and cash equivalents	2,521	2,734

Net increase (decrease) in cash and cash equivalents	4,017	(38,050)
Cash and cash equivalents at beginning of period	97,888	135,938

Cash and cash equivalents at end of period	$101,905	$97,888

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012

Consolidated operating results:
Domestic	$2,213,949	$2,175,663	$2,143,691	$2,154,715	$2,197,932
International (1)	104,575	94,884	92,386	91,669	96,276

Net revenue	$2,318,524	$2,270,547	$2,236,077	$2,246,384	$2,294,208

Gross margin	$291,263	$273,329	$273,431	$279,052	$270,774
Gross margin as a percent of revenue	12.56%	12.04%	12.23%	12.42%	11.80%

SG&A expenses	$222,043	$211,344	$212,548	$217,721	$211,415
SG&A expenses as a percent of revenue	9.58%	9.31%	9.51%	9.69%	9.22%

Operating earnings, as reported (GAAP)	$50,934	$49,215	$50,050	$47,884	$45,041
Acquisition-related and exit and realignment charges	7,049	2,747	638	2,010	1,717

Operating earnings, adjusted (Non-GAAP)	$57,983	$51,962	$50,688	$49,894	$46,758
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.50%	2.29%	2.27%	2.22%	2.04%

Net income, as reported (GAAP)	$27,942	$27,970	$28,872	$26,098	$24,934
Acquisition-related and exit and realignment charges, after-tax	5,024	1,899	412	1,521	1,237

Net income, adjusted (Non-GAAP)	$32,966	$29,869	$29,284	$27,619	$26,171

Net income per diluted common share, as reported (GAAP)	$0.44	$0.44	$0.46	$0.41	$0.39
Acquisition-related and exit and realignment charges	0.08	0.03	—	0.03	0.02

Net income per diluted common share, adjusted (Non-GAAP)	$0.52	$0.47	$0.46	$0.44	$0.41

Financing:
Cash and cash equivalents	$101,905	$153,789	$207,826	$218,563	$97,888
Total interest-bearing debt	$216,243	$216,850	$216,994	$216,414	$217,591

Stock information:
Cash dividends per common share	$0.24	$0.24	$0.24	$0.24	$0.22

Stock price at quarter-end	$36.56	$34.59	$33.83	$32.56	$28.51

(1)	Revised to reflect net presentation of revenues for certain customer contracts. Previously reported revenues were $128,937, $122,996, $120,994 and $126,992 for the prior four quarters from 9/30/2013 to 12/31/2012, respectively.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013		2012		2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,213,949	95.49%	$2,197,932	95.80%	$8,688,018	95.77%	$8,731,484	98.46%
International	104,575	4.51%	96,276	4.20%	383,514	4.23%	136,839	1.54%

Consolidated net revenue	$2,318,524	100.00%	$2,294,208	100.00%	$9,071,532	100.00%	$8,868,323	100.00%

		% of segment net revenue		% of segment net revenue		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$56,568	2.56%	$51,546	2.35%	$211,932	2.44%	$212,335	2.43%
International	1,415	1.35%	(4,788)	(4.97)%	(1,405)	(0.37)%	(5,418)	(3.96)%
Acquisition-related and exit and realignment charges	(7,049)	N/A	(1,717)	N/A	(12,444)	N/A	(10,164)	N/A

Consolidated operating earnings	$50,934	2.20%	$45,041	1.96%	$198,083	2.18%	$196,753	2.22%

Depreciation and amortization:
Domestic	$9,033		$9,121		$35,808		$35,016
International	4,206		3,299		14,778		4,588

Consolidated depreciation and amortization	$13,239		$12,420		$50,586		$39,604

Capital expenditures: (1)
Domestic	$8,295		$7,364		$42,802		$34,450
International	6,328		3,775		17,327		4,513

Consolidated capital expenditures	$14,623		$11,139		$60,129		$38,963

	December 31, 2013		December 31, 2012
Total assets:
Domestic	$1,747,572		$1,730,396
International	474,565		386,114

Segment assets	2,222,137		2,116,510
Cash and cash equivalents	101,905		97,888

Consolidated total assets	$2,324,042		$2,214,398

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Numerator:
Net income	$27,942	$24,934	$110,882	$109,003
Less: income allocated to unvested restricted shares	(193)	(173)	(738)	(749)

Net income attributable to common shareholders - basic	27,749	24,761	110,144	108,254
Add: undistributed income attributable to unvested restricted shares -basic	67	61	257	292
Less: undistributed income attributable to unvested restricted shares -diluted	(67)	(61)	(257)	(292)

Net income attributable to common shareholders - diluted	$27,749	$24,761	$110,144	$108,254

Denominator:
Weighted average shares outstanding — basic	62,446	62,671	62,625	62,765
Dilutive shares - stock options	21	67	36	79

Weighted average shares outstanding — diluted	62,467	62,738	62,661	62,844

Net income per share attributable to common shareholders:
Basic	$0.44	$0.40	$1.76	$1.72
Diluted	$0.44	$0.39	$1.76	$1.72